EX 99 D 21

TRADING ADVISORY AGREEMENT

Abbey Capital Futures Strategy Fund

Trading Advisory Agreement (this “Agreement”) entered into as of the 9th day of October, 2018, with an effective date of 9th October 2018 (the “Effective Date”) by and among Abbey Capital Onshore Series LLC (the “Onshore LLC”) a Delaware series limited liability company acting for and on behalf of the series designated as Series 8 (herein called “Series 8”), ABBEY CAPITAL LIMITED, an Irish private company limited by shares (the “Adviser”), Abbey Capital Offshore Fund SPC, a Segregated Portfolio Company incorporated under the laws of the Cayman Islands (the “Company”) acting for and on behalf of the segregated portfolio designated as Segregated Portfolio 8 (“SP8”) and Trigon Investment Advisors LLC, a company organised under the laws of Delaware with its principal office at 88 Pine Street, New York, NY 10005 (the “Trader”), (the Onshore LLC, the Adviser, the Company and the Trader, together the “Parties”).

WHEREAS, the Adviser has entered into an Investment Advisory Agreement dated the 25th day of June, 2014 (the “Investment Advisory Agreement”) with The RBB Fund, Inc. (the “Fund”), relating to the provision of investment advisory services to the Abbey Capital Futures Strategy Fund (the “Portfolio”);

WHEREAS, the Onshore LLC is a wholly-owned subsidiary of the Portfolio;

WHEREAS, the Company is a wholly-owned subsidiary of Abbey Capital Master Offshore Fund Limited, an exempted company incorporated under the laws of the Cayman Islands and Abbey Capital Master Offshore Fund Limited is a wholly-owned subsidiary of the Portfolio);

WHEREAS, the Adviser has also entered into an investment advisory agreement dated the 9th October, 2018 (the “Delaware IMA”) with the Onshore LLC relating to the provision of investment advisory services to the Onshore LLC and each of its segregated series including the series designated as Series 8;

WHEREAS, the Adviser has entered into an Amended and Restated Investment Advisory Agreement dated 9th day of October 2018 (the “Company IMA”) (the Investment Advisory Agreement, Delaware IMA and Company IMA, together the “Advisory Agreements”) with the Company, relating to the provision of investment advisory services to the Company and each of its segregated portfolios including SP 8;

WHEREAS, the Adviser, on behalf of the Portfolio, may allocate a portion of the Portfolio’s assets not to exceed in the aggregate 25% of its assets to the Company and a portion of the Portfolio’s assets to the Onshore LLC;

WHEREAS, each Advisory Agreement provides that the Adviser may delegate any or all of its investment advisory responsibilities under the Advisory Agreement to one or more sub-advisers; and

WHEREAS, the Adviser and the Board of Directors of the Fund desire to retain the Trader to render portfolio management services to the Subsidiary in the manner and on the terms set forth in this Agreement, and the Trader is willing to provide such services.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter set forth, the parties hereto agree to as follows:

1.	The Company.

(a)	Segregated Portfolio Company.

Under the Companies Law (Revised) of the Cayman Islands, the Company is permitted to create segregated portfolios in order to segregate the assets and liabilities attributable to a particular segregated portfolio of the Company from the assets and liabilities attributable to each other segregated portfolio of the Company, and from the Company’s general assets and liabilities. The Company has established and maintains separate and distinct segregated portfolios and has established and maintains the segregated portfolio referred to herein as “SP8”. Assets attributable to each segregated portfolio of the Company shall only be available to meet liabilities to creditors in respect of that segregated portfolio and the assets of that segregated portfolio shall not be available to satisfy the claims of creditors of the Company who are not creditors in respect of that segregated portfolio.

Assets and Liabilities of Each Segregated Portfolio are Separate.

(b)	In accordance with the foregoing, the parties hereto agree that the right to claim or proceed against SP8 in terms of this Agreement is limited to the assets of SP8, and no such claim, liability or obligation may be levied or set-off against any other assets of the Company or any other segregated portfolio. In the event that the assets of SP8 are insufficient to meet the obligations of SP8 under this Agreement, SP8’s obligations shall be limited to such assets and Trader agrees that it shall not seek, whether in any proceedings or other means whatsoever or wheresoever, to establish any claim or interest in or recourse against any asset of the Company or any other segregated portfolio of the Company.

2.	The Onshore LLC.

(a)	The Onshore LLC is a Delaware series limited liability Company incorporated under the Limited Liability Company Act of the State of Delaware, 2 Del. Code Title s. 18-215 (the “Law”). Under the Law, the Onshore LLC can create segregated series in order to segregate the assets and liabilities attributable to a particular series from the assets and liabilities attributable to each other series and from the Onshore LLC general assets and liabilities. The Onshore LLC has
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established and maintains separate and distinct segregated series and has established and maintains the series referred to herein as “Series 8”. Assets attributable to each series of the Onshore LLC shall only be available to meet liabilities to creditors in respect of that series and the assets of that series shall not be available to satisfy the claims of creditors of the Onshore LLC who are not creditors in respect of that series.

(b)	Assets and Liabilities of Each Series are Separate. In accordance with the foregoing, the parties hereto agree that the right to claim or proceed against Series 8 in terms of this Agreement is limited to the assets of Series 8, and no such claim liability or obligation may be levied or set-off against any other assets of the Onshore LLC or any other series. In the event that the assets of Series 8 are insufficient to meet the obligations of Series 8 under this Agreement, Series 8’s obligations shall be limited to such assets and the Trader agrees that it shall not seek, whether in any proceedings or other means whatsoever or wheresoever to establish any claim or interest in or recourse against any asset of the Onshore LLC or any other series of the Onshore LLC.

3.	Trading Services.

(a)	The Adviser hereby appoints the Trader to act as a commodity trading advisor (“CTA”) to Series 8 and SP 8 with respect to assets allocated to Series 8 and SP8 from time to time by the Adviser for the periods and on the terms herein set forth (the “Allocated Assets”). The Trader accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided. To the extent the Allocated Assets are traded under SP8, the Trader acknowledges and agrees that SP8 is subject to the limitations set forth in paragraphs 1(a) and (b) above. To the extent the Allocated Assets are traded under Series 8, the Trader acknowledges and agrees that Series 8 is subject to the limitations set forth in paragraphs 2(a) and (b) above. For the avoidance of doubt from the Effective Date until the date that this Agreement is terminated in accordance with the provisions of paragraph 12, the Trader shall be the sole person or entity appointed by the Adviser to act as a CTA to Series 8 and SP8.

(b)	The Trader shall, subject to the supervision and oversight of the Adviser, trade the Allocated Assets on behalf of Series 8 and SP8 in accordance with the terms of this Agreement and the Supplemental Trading Agreement entered into by the Adviser and the Trader in relation to the Allocated Assets and in accordance with (i) all governmental, regulatory and self-regulatory laws, rules and regulations applicable to the Trader (collectively “Applicable Law”), including, if applicable, the Commodity Exchange Act, as amended, and the rules and regulations promulgated by the Commodity Futures Trading Commission (the “CFTC”) thereunder (collectively the “CEA”); (ii) subject to the Trader’s best execution and conflicts of interests policies as amended from time to time; (iii) with the care, skill, prudence and diligence that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims and, at a minimum, with the same care, skill,
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prudence and diligence that the Trader uses in managing the assets of any other account or entity; and (iv) the investment objective, policies and restrictions of the Company and the Onshore LLC and the Portfolio in relation to the Company and Onshore LLC set forth in the Portfolio’s prospectus and statement of additional information, as they may be amended from time to time, any additional policies or guidelines, including without limitation compliance policies and procedures, established by the Adviser, the Fund’s Chief Compliance Officer, or by the Fund’s Board of Directors (“Board”) that have been furnished in writing to the Trader (together the “Requirements”), to the extent that the Requirements do not conflict with the Investment Approach (as defined in the Supplemental Trading Agreement. The foregoing are referred to below together as the “Policies.” For the purpose of clarification each of the foregoing items in this section 1(b)(iv) shall be furnished in writing to the Trader.

For purposes of compliance with the Policies, the Trader shall be entitled to treat the Allocated Assets as though the Allocated Assets constituted the entire Company and/or Onshore LLC, and the Trader shall not be responsible in any way for the compliance of any assets of the Company and/or Onshore LLC, other than the Allocated Assets, with the Policies. Subject to the foregoing, the Trader is authorized, in its discretion and without prior consultation with the Adviser, to buy, sell, lend and otherwise trade in any commodity interests, including futures contracts, options on futures contracts, over-the-counter foreign exchange spot and/or forward contracts, options on over-the-counter foreign exchange spot and/or forward contracts, forward contracts or commodities and swaps (the “Commodity Interests”) on behalf of Series 8 and SP8, without regard to the length of time the Commodity Interests have been held and the resulting rate of portfolio turnover or any tax considerations; and the majority or the whole of the Allocated Assets may be invested in such proportions of Commodity Interests as the Trader shall determine. Notwithstanding the foregoing provisions of this Section 1(b), however, the Trader shall, upon and in accordance with written instructions from the Adviser, effect such portfolio transactions for the Allocated Assets as the Adviser shall determine are necessary in order for Series 8 and/or SP8 to comply with the Policies. For the avoidance of doubt and except as required by applicable law, Trader shall treat Series 8 and SP8 as separate entities for purpose of compliance with the Policies.

(c)	The Trader shall be entitled to rely on directions, instructions and other communications that it reasonably believes are from the Adviser.

(d)	Absent instructions from the Adviser or the officers of the Fund to the contrary, the Trader shall place orders pursuant to its determinations with any futures commission merchant the Trader so chooses; provided, however, the orders are settled with a futures commission merchant with which Series 8 or SP8 as applicable has an account.

(e)	The Trader hereby agrees that it shall not consult with any other investment adviser or CTA to the Fund with respect to transactions in Commodity Interests
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for the Allocated Assets or any other transactions in the Fund’s assets, other than for the purposes of complying with the conditions of paragraphs (a) and (b) of Rule 12d3-1 under the Investment Company Act of 1940 (the “1940 Act”).

(i)	The Trader shall use its reasonable efforts to cooperate with the Adviser to satisfy any compliance requirements that arise under applicable law, including any that the Adviser makes the Trader aware of that may arise because the Fund is registered under the 1940 Act.

(f)	The Trader may, on occasions when it deems the purchase or sale of a Commodity Interest to be in the best interests of Series 8 or SP8 as applicable as well as other fiduciary or agency accounts managed by the Trader, aggregate, to the extent permitted by applicable laws and regulations, the Commodity Interests to be sold or purchased in order to obtain the best overall terms available. The Trader further agrees to be aware of the position limits imposed on certain Commodity Interest contracts by the CFTC or applicable contract market. The Trader will be entitled to use that portion of the applicable position limits that bears the same relationship that the Allocated Assets bears to all of Series 8 or SP8’s assets (as applicable). The Trader currently believes and represents that such CFTC or exchanged imposed speculative limits will not materially affect its trading recommendations or strategy for Series 8 or SP8 given the Trader’s current accounts and all proposed accounts for which the Trader has a contract to act as a CTA.

(g)	The services of the Trader hereunder are not deemed exclusive and the Trader shall be free to render similar services to others (including other investment companies) so long as its services under this Agreement are not impaired thereby. The Trader will waive enforcement of any non-compete agreement or other agreement or arrangement to which it is currently a party that restricts, limits, or otherwise interferes with the ability of the Adviser to employ or engage any person or entity to provide investment advisory or other services and will transmit to any person or entity notice of such waiver as may be required to give effect to this provision; and the Trader will not become a party to any non-compete agreement or any other agreement, arrangement, or understanding that would restrict, limit, or otherwise interfere with the ability of the Adviser and the Fund or any of their affiliates to employ or engage any person or organization, now or in the future, to manage Series 8, SP8, the Portfolio or any other assets managed by the Adviser.

(h)	The Trader shall furnish the Adviser and the administrator of the Fund (the “Administrator”) daily, weekly, monthly, quarterly and annual reports concerning portfolio transactions and performance of the Allocated Assets as the Adviser may reasonably determine in such form as may be mutually agreed upon, and agrees to review the Allocated Assets with the Adviser and discuss the management of the Allocated Assets. The Trader shall respond in a timely manner to requests by the Adviser, the Administrator, and the Fund CCO or their delegates for copies of the pertinent books and records that are maintained by the
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Trader and relate directly to Series 8, or SP8. The Trader shall also provide the Adviser with such other information and reports, including information and reports related to compliance matters, as may reasonably be requested by it from time to time, including without limitation all material in its possession requested by or required to be delivered to the Board.

(i)	The Trader shall cooperate in a timely manner and to the extent possible with the Adviser, Series 8, SP8 and/or the Fund in responding to any regulatory or compliance examinations or inspections (including any information requests) relating to the Fund, the Portfolio, Series 8, SP8 or the Adviser brought by any governmental or regulatory authorities. The Trader shall provide to the Fund CCO or his or her delegate notice of any material inadequacy and/or violation of applicable laws and/or regulations that are identified by the CFTC or the United States Securities and Exchange Commission (“SEC”) in written correspondence to the Trader and that relate to the services provided by the Trader to Series 8 and/or SP8 pursuant to this Agreement. The Trader shall provide such notification within a reasonable period after receiving the correspondence. The Trader shall provide additional information with respect to such deficiencies as is reasonably requested by the Fund CCO or his or her delegatee.

(j)	The Trader shall maintain all books and records pertaining to the Allocated Assets as required by the Commodity Exchange Act and/or CFTC regulations, including, without limitation, brokerage and other records of all securities transactions. Any records required to be maintained and preserved, pursuant to the provisions of Rule 31a-1 and Rule 31a-2 promulgated under the 1940 Act and/or by the CFTC, that are prepared or maintained by the Trader in respect of the Allocated Assets are the property of the Fund and will be surrendered promptly to the Fund upon request. The Trader further agrees to preserve for the periods, prescribed in Rule 31a-2 under the 1940 Act, the records required to be maintained under Rule 31a-1 under the 1940 Act, and/or by the CFTC.

(k)	The Trader shall, in a timely manner, notify the Adviser of any financial condition that is likely to impair the Trader’s ability to fulfill its commitments under this Agreement.

(l)	The Adviser and Series 8 and SP 8 each affirm that it has reviewed the Prospectus of [ ] and acknowledge all risk warnings and other information set out therein.

(m)	The Adviser Series 8 and SP8 each specifically acknowledges that, in agreeing to manage the Allocated Assets, the Trader is in no respect making any guarantee of profits or protections against loss.

4.	Representations and Warranties of the Parties.

(a)	The Trader represents and warrants to the Adviser as follows:

(i)	The Trader is a registered CTA with the CFTC; and
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(ii)	This Agreement has been duly authorized and executed by the Trader.

(b)	The Adviser represents and warrants to the Trader as follows:

(i)	The Adviser is registered under the Advisers Act;

(ii)	Each of the Adviser and the Fund has duly authorized the execution of this Agreement by the Adviser; and

(iii)	The Adviser is, or will be, a qualified eligible person (“QEP”) as that term is defined in Rule 4.7 of the CEA, based on the Adviser being owned solely by persons that are QEPs or on other bases. If at any time any event shall occur which would make this representation and warranty no longer true and accurate, the Adviser shall promptly inform the Trader.

(c)	Series 8 and SP8 represents and warrants to the Trader that it is, or will be, a QEP as that term is defined in Rule 4.7 of the CEA, based on Series 8 and SP being owned solely by persons that are QEPs or on other bases. If at any time any event shall occur which would make this representation and warranty no longer true and accurate, the Adviser shall promptly inform the Trader.

5.	Obligations of the Adviser.

(a)	The Adviser shall provide (or cause Series 8 and/or SP8’s Custodian (as defined in Section 6 hereof) to provide) timely information to the Trader regarding such matters as the composition of the Allocated Assets, cash requirements and cash available for investment in the Allocated Assets, and all other information as may be reasonably necessary for the Trader to perform its responsibilities hereunder.

(b)	The Adviser has furnished the Trader with a copy of the prospectus and statement of additional information of the Portfolio and the Adviser agrees during the continuance of this Agreement to furnish the Trader copies of any revisions or supplements thereto at, or, if practicable, before the time the revisions or supplements become effective. The Adviser agrees to promptly furnish the Trader with copies of any financial statements or reports made by the Portfolio to its shareholders, and any further materials or information that the Trader may reasonably request to enable it to perform its functions under this Agreement.

6.	Custodian. The Adviser shall provide the Trader with a copy of Series 8 and SP8’s agreement with any custodian designated to hold the assets of Series 8 or SP8, respectively (the “Custodian”) and any material modifications thereto (the “Custody Agreement”) that may affect the Trader’s duties, copies of such modifications to be provided to the Trader reasonably in advance of the effectiveness of such modifications. The Allocated Assets shall be maintained in the custody of the Custodian identified in, and in accordance with the terms and conditions of, the Custody Agreement (or any sub-custodian properly appointed as provided in the Custody Agreement). The Trader shall have no liability for the acts or omissions of the Custodian, unless such act or omission is taken solely in
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reliance upon instruction given to the Custodian by a representative of the Trader properly authorized to give such instruction under the Custody Agreement. Any assets added to Series 8 or SP8 shall be delivered directly to the Custodian.

7.	Use of Name. During the term of this Agreement, the Adviser shall have permission to use the Trader’s name in the marketing of the Portfolio, and agrees to furnish the Trader, for its prior approval (which approval shall not be unreasonably withheld) at its principal office all prospectuses, proxy statements and reports to shareholders prepared for distribution to shareholders of the Portfolio or the public that refer to the Trader in any way. If the Adviser does not receive a response from the Trader with respect to such materials within five business days of its submission for approval, such materials shall be deemed accepted by the Trader. The Trader agrees that Adviser may request that the Trader approve use of a certain type, and that Adviser need not provide for approval each additional piece of marketing material that is of substantially the same type.

During the term of this Agreement, the Trader shall not use the Adviser’s name or the Fund’s name without the prior consent of the Adviser and the Fund.

8.	Expenses. During the Term of this Agreement, the Trader will pay all expenses incurred by it in connection with the performance of its duties under paragraph 3 hereof other than the cost (including taxes, brokerage commissions and other transaction costs, if any) of the Commodity Interests purchased or sold for Series 8 or SP8.

9.	Compensation of the Trader. As full compensation for all services rendered, facilities furnished and expenses borne by the Trader hereunder, the Trader shall be paid the fees in the amounts and in the manner set forth in Appendix A hereto.

10.	Independent Contractor Status. The Trader shall for all purposes hereof be deemed to be an independent contractor and shall, unless otherwise provided or authorized, have no authority to act for or represent Series 8, SP8, the Portfolio, the Fund or the Adviser in any way or otherwise be deemed an agent of Series 8, SP8, the Portfolio, the Fund or the Adviser.

11.	Liability and Indemnification.

(a)	Liability. The duties of the Trader shall be confined to those expressly set forth herein with respect to the Allocated Assets. The Trader shall not be liable for any loss arising out of any portfolio investment or disposition hereunder, except a loss resulting from willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder. Under no circumstances shall the Trader be liable for any loss arising out of any act or omission taken by another CTA, or any other third party, in respect of any portion of the Fund’s assets not managed by the Trader pursuant to this Agreement.
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(i)	The Trader hereby acknowledges, understands and agrees that (i) the Company is registered as a Segregated Portfolio Company, (ii) the Company is entering into this Agreement on behalf of SP8 in respect of the Allocated Assets, and (iii) all of the liabilities and obligations of SP8 to the Trader under this Agreement are expressly limited to the assets of SP8 comprising the Allocated Assets. Without in any way limiting the generality of the foregoing, the Trader hereby waives any right to seek redress against any person, entity or property, except SP8 (including the Company, the Fund, the Portfolio, the Adviser and any of their respective shareholders, members, partners, directors, officers, principals and affiliates), for amounts or damages due or alleged to be due to the Trader from SP8 for claims against SP8 arising out of or relating to this Agreement.

(ii)	The Trader hereby acknowledges and understands that (i) the Onshore LLC is a Delaware series limited liability company, (ii) the Onshore LLC is entering into this Agreement on behalf of Series 8 in respect of the Allocated Assets, and (iii) all of the liabilities and obligations of Series 8 to the Trader under this Agreement are expressly limited to the assets of Series 8 comprising the Allocated Assets. Without in any way limiting the generality of the foregoing, the Trader hereby waives any right to seek redress against any person entity or property, except Series 8 (including the Onshore LLC, the Portfolio, the Fund, the Adviser and any of their respective shareholders, members, partners, directors, officers, principals and affiliates), for amounts or damages due or alleged to be due to the Trader from Series 8 for claims against Series 8 arising out of or relating to this Agreement.

(b)	Indemnification.

(i)	The Trader shall indemnify the Adviser, the Fund, the Portfolio Series 8 and SP8, and their respective affiliates and controlling persons (the “Adviser Indemnified Persons”) for any liability and expenses, including reasonable attorneys’ fees, which the Adviser, the Fund, the Portfolio Series 8 and/or SP8 and their respective affiliates and controlling persons may sustain as a result of the Trader’s breach of this Agreement or its representations and warranties herein or as a result of the Trader’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder or violation of applicable law; provided, however, that the Adviser Indemnified Persons shall not be indemnified for any liability or expenses that may be sustained as a result of the Adviser’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder.

(ii)	The Adviser shall indemnify the Trader, its affiliates and its controlling persons (the “Trader Indemnified Persons”) for any liability and expenses, including reasonable attorneys’ fees, arising from, or in
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connection with, the Adviser’s breach of this Agreement or its representations and warranties herein or as a result of the Adviser’s willful misfeasance, bad faith, gross negligence, reckless disregard of its duties hereunder or violation of applicable law; provided, however, that the Trader Indemnified Persons shall not be indemnified for any liability or expenses that may be sustained as a result of the Trader’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder.

12.	Effective Date and Termination. This Agreement shall become effective as of the date of the Effective Date, and:

(a)	unless otherwise terminated, this Agreement shall continue in effect until August 16, 2019, and from year to year thereafter so long as such continuance is specifically approved at least annually (i) by the Board or by vote of a majority of the outstanding voting securities of the Portfolio, and (ii) by vote of a majority of the Directors of the Fund who are not interested persons of the Fund, the Adviser or the Trader, cast in person at a meeting called for the purpose of voting on such approval;

(b)	this Agreement may at any time be terminated on 60 days’ written notice to the Trader either by vote of the Board or by vote of a majority of the outstanding voting securities of the Portfolio;

(c)	this Agreement shall automatically terminate in the event of its assignment or upon the termination of the Advisory Agreement; and

(d)	this Agreement may be terminated by the Trader on 60 days’ written notice to the Adviser and the Fund, or by the Adviser immediately upon notice to the Trader.

Termination of this Agreement pursuant to this paragraph 12 shall be without the payment of any penalty.

13.	Amendment. This Agreement may be amended at any time by mutual consent of the Adviser and the Trader, provided that, if required by law, such amendment shall also have been approved by vote of a majority of the outstanding voting securities of the Portfolio and by vote of a majority of the Directors of the Fund who are not interested persons of the Fund, the Adviser, or the Trader, cast in person at a meeting called for the purpose of voting on such approval.

14.	Assignment. The Trader may not assign this Agreement and this Agreement shall automatically terminate in the event of an “assignment,” as such term is defined in Section 2(a)(4) of the 1940 Act. The Trader shall notify the Adviser in writing sufficiently in advance of any proposed change of “control,” as defined in Section 2(a)(9) of the 1940 Act, so as to enable the Fund and/or the Adviser to: (a) consider whether an assignment will occur, (b) consider whether to enter into a new Trading Agreement with the Trader, and (c) prepare, file, and deliver any
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disclosure document to the Portfolio’s shareholders as may be required by applicable law.

15.	Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. Save for paragraphs 1(a) and (b) and paragraph 11(a)(i) of this Agreement which is subject to and governed by the laws of the Cayman Islands, this Agreement shall be construed in accordance with applicable federal law and the laws of the State of Delaware and shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors (subject to paragraph 12(c) hereof) and, to the extent provided in paragraph 11 hereof, each Trader Indemnified Person and Adviser Indemnified Person. Anything herein to the contrary notwithstanding, this Agreement shall not be construed to require, or to impose any duty upon, either of the parties to do anything in violation of any applicable laws or regulations. Any provision in this Agreement requiring compliance with any statute or regulation shall mean such statute or regulation as amended and in effect from time to time.

16.	Regulation S-P. In accordance with Regulation S-P, if non-public personal information regarding any party’s customers or consumers is disclosed to the other party in connection with this Agreement, the other party receiving such information will not disclose or use that information other than as necessary to carry out the purposes of this Agreement.

17.	Confidentiality. Any information or recommendations supplied by either the Adviser or the Trader, that are not otherwise in the public domain or previously known to the other party in connection with the performance of its obligations and duties hereunder, including without limitation portfolio holdings of Series 8 and SP8, financial information or other information relating to a party to this Agreement, are to be regarded as confidential (“Confidential Information”) and held in the strictest confidence. Except as may be required by applicable law or rule as requested by regulatory authorities having jurisdiction over a party or as requested by regulatory authorities having jurisdiction over a party to this Agreement, Confidential Information may be used only by the party to which said information has been communicated and such other persons as that party believes are necessary to carry out the purposes of this Agreement, the Custodian, and such persons as the Adviser may designate in connection with the Allocated Assets.

18.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

19.	PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF
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QUALIFIED ELIGIBLE PERSONS, THIS AGREEMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN ANY TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED ANY TRADING PROGRAM OF THE ADVISOR OR THIS AGREEMENT.

Abbey Capital Limited

By:	/s/ Tony Cannon
Name: Tony Cannon
Title: Director

Abbey Capital Limited

By:	/s/ Mick Swift
Name: Mick Swift
Title:

Trigon Investment Advisors LLC

By:	/s/ Ante Baric
Name: Ante Baric
Title: Managing Member

Abbey Capital Offshore Fund SPC acting for and on behalf of the segregated portfolio designated as Segregated Portfolio 8

By:	/s/ Peter Carney
Name: Peter Carney
Title:

Abbey Capital Onshore Series LLC acting for and on behalf of the series designated as Series 8

By:	/s/ Salvatore Faia
Name: Salvatore Faia, JD, CPA, CFE
Title: President, The RBB Fund, Inc.
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